Exhibit 99.2

Table of Contents

SealedMedia Limited

Report of Independent Registered Public Accounting Firm

To the Board of Directors of SealedMedia Limited

We have audited the accompanying consolidated balance sheets and Company balance sheets of SealedMedia Limited (a UK company) and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of profit and loss accounts and total recognised gains and losses for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.   We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SealedMedia Limited and subsidiary as of December 31, 2005 and 2004, and the results of their operations for the years then ended in conformity with generally accepted accounting principles in the United Kingdom.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 19 to the consolidated financial statements.

/s/ Grant Thornton UK LLP.

GRANT THORNTON UK LLP

London

October 16, 2006

(i)

SealedMedia Limited

Consolidated profit and loss account for the years ended 31 December 2005 and 2004

	Note	2005	2004
		£	£
Turnover	1	2,107,757	1,300,322
Cost of sales		(218,673)	(167,809)
Gross profit		1,889,084	1,132,513
Distribution costs		(1,794,666)	(2,680,727)
Administrative expenses		(1,875,658)	(3,439,990)
Operating loss	2	(1,781,240)	(4,988,204)
Interest receivable and similar income		3,053	3,258
Interest payable and similar charges	5	(4,669)	(317)
Loss on ordinary activities before taxation		(1,782,856)	(4,985,263)
Tax on loss on ordinary activities	6	160,705	216,810
Loss for the financial year	14	(1,622,151)	(4,768,453)

The results for the years shown above are derived entirely from continuing activities.

There are no material differences between the loss on ordinary activities before taxation and the loss for the years stated above and their historical cost equivalents.

The accompanying notes form an integral part of these financial statements.

SealedMedia Limited

Consolidated statement of total recognised gains and losses for the years ended 31 December 2005 and 2004

	Note	2005	2004
		£	£
Loss for the financial year	15	(1,622,151)	(4,768,453)

Currency translation differences on foreign currency net investments	15	(1,190,427)	714,398
Total losses recognised relating to the year		(2,812,578)	(4,054,055)

The accompanying notes form an integral part of these financial statements.

SealedMedia Limited

Consolidated balance sheet as at 31 December 2005 and 2004

	Note	2005	2004
		£	£
Fixed assets
Tangible fixed assets	7	53,168	108,496
		53,168	108,496
Current assets
Debtors	9	1,324,268	1,224,742
Cash at bank and in hand		79,345	96,457
		1,403,613	1,321,199
Creditors – Amounts falling due within one year	10	(1,249,374)	(1,281,241)
Net current assets/(liabilities)		154,239	39,958
Total assets less current liabilities		207,407	148,454

Creditors – Amounts falling due after more than one year	11	(19,176)	(45,016)
Net assets		188,231	103,438

Capital and reserves
Called up share capital	13	610	610
Share premium account	14	7,055,316	7,055,316
Other reserves	14	20,016,102	17,118,731
Profit and loss account	14	(26,883,797)	(24,071,219)
Shareholder’s funds	15	188,231	103,438

The accompanying notes form an integral part of these financial statements.

SealedMedia Limited

Company balance sheets as at 31 December 2005 and 2004

	Note	2005	2004
		£	£
Fixed assets
Tangible fixed assets	7	38,467	86,656
Investments	8	—	—
		38,467	86,656
Current assets
Debtors	9	709,748	2,338,343
Cash at bank and in hand		25,942	56,213
		735,690	2,394,556
Creditors – Amounts falling due within one year	10	(725,691)	(1,239,608)
Net current (liabilities)/assets		9,999	1,154,948
Total assets less current liabilities		48,466	1,241,604

Creditors – Amounts falling due after more than one year	11	(19,176)	(45,016)
Net assets		29,290	1,196,588

Capital and reserves
Called up share capital	13	610	610
Share premium account	14	7,055,316	7,055,316
Other reserves	14	20,016,102	17,118,731
Profit and loss account	14	(27,042,738)	(22,978,069)
Shareholder’s funds	15	29,290	1,196,588

The accompanying notes form an integral part of these financial statements.

SealedMedia Limited

Notes to the financial statements for the years ended 31 December 2005 and 2004

Accounting policies

These financial statements are prepared on the going concern basis, under the historical cost convention, and in accordance with the Companies Act 1985 and applicable accounting standards in the United Kingdom. The principal accounting policies, which have been applied consistently, are set out below.

Basis of consolidation

The consolidated financial statements include the accounts of the company and its 100% owned subsidiary undertaking SealedMedia, Inc. All intercompany transactions are eliminated on consolidation and the consolidated accounts reflect external transactions only.

Basis of accounting

The nature of the Company’s business is such that there can be considerable unpredictable variation in the timing of cash inflows. The directors have prepared projected cash flow information for the period ended 31 December 2006. On the basis of this cash flow information and discussions with their new parent company, Stellent, Inc. (See note 18) the directors consider that the company will continue to operate within the funds available from the parent company and to meet its obligations to third party liabilities as and when they fall due through the next year.

Having considered the matters referred to above, the directors still consider that it is appropriate to prepare the accounts on the going concern basis and as such the accounts do not include any adjustments that would result from the withdrawal of parent company funding. If however, the company were unable to continue in operational existence for the foreseeable future, adjustments would have to be made to reduce the balance sheet values of assets to their recoverable amounts to provide for further liabilities that might arise, and to reclassify fixed assets and long-term liabilities as current assets and liabilities.

Research and development

Research and development expenditure is written off as incurred.

Deferred taxation

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date, where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date.

A net deferred tax asset is recognised as recoverable and therefore recognised only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits against which to recover carried forward tax losses and from which the future reversal of underlying timing differences can be deducted.

Deferred tax is measured at the average rates that are expected to apply in the periods in which the timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date.  Deferred tax is measured on an undiscounted basis.

No deferred tax assets have been recognised as it is more likely than not that the deferred tax assets will be realised.

SealedMedia Limited

Notes to the financial statements for the years ended 31 December 2005 and 2004 (continued)

Accounting policies (continued)

Turnover

Turnover represents amounts derived from the sale of computer software and related support services after deduction of trade discounts and value added tax. Software revenue is recognised upon delivery of goods to customers. Support and maintenance fees are recognised rateably over the period to which they relate. Fees for service are recognised as the services are performed.

Tangible fixed assets and depreciation

Tangible fixed assets are stated at cost, net of depreciation and any provision for impairment, and calculated in accordance with the policy set out below.

Depreciation is calculated so as to write off the cost of tangible fixed assets on a straight line basis over the expected useful economic lives of the assets concerned.  The principal annual rates used for this purpose are:

Computer equipment	over 2 years
Fixtures, fittings and equipment	over 4 years

Foreign currency translation

Trading transactions denominated in foreign currencies are translated into sterling at the rate of exchange ruling when the transaction was entered into. Monetary assets and liabilities are translated into sterling at the exchange rate ruling at the balance sheet date. Exchange gains or losses are included in the profit and loss account in the period in which they arise.

Finance and operating leases

Assets held under finance leases and other similar contracts, which confer rights and obligations similar to those attached to owned assets, are capitalised as tangible fixed assets and are depreciated over the shorter of the lease terms and their useful lives. The capital elements of future lease obligations are recorded as liabilities, while the interest elements are charged to the profit and loss account over the period of the leases to produce a constant rate of charge on the balance of capital repayments outstanding. Hire purchase transactions are dealt with similarly, except that assets are depreciated over their useful lives.

All other leases are accounted for as operating leases and the rental charges are charged to the profit and loss account on a straight line basis over the life of the lease.

Cash flow statement

In accordance with the provisions of FRS 1 (Revised) ‘Cash Flow Statements’, the company has taken advantage of the exemptions for small sized companies. Accordingly a cash flow statement has not been included in these financial statements.

Related party transactions

Transactions between the company and other group companies have not been disclosed in accordance with the exemption in FRS 8 ‘Related Party Disclosures’ paragraph 3(a).

SealedMedia Limited

Notes to the financial statements for the years ended 31 December 2005 and 2004 (continued)

Operating loss

	2005	2004
	£	£
Operating loss is stated after charging:
Depreciation of tangible fixed assets	76,370	124,795
Operating lease rentals - other	210,277	140,128
Auditors’ remuneration - audit services	23,239	25,000
- non audit services	7,330	13,500
Loss on disposal of fixed assets	—	648

3              Employee information

The average monthly number of persons (including executive directors) employed by the group during the year was:

By activity	2005 Number	2004 Number
Finance and administration	6	8
Sales and marketing	13	21
Engineering	16	18
Client services	4	6
Support	3	2
	42	55

The costs associated with employing the above people were:

	2005	2004
	£	£
Wages and salaries	2,847,798	3,777,784
Social security costs	286,520	398,899
	3,134,318	4,176,683

4              Directors’ emoluments

	2005	2004
	£	£
Aggregate emoluments	395,150	568,318
Compensation for loss of office	—	115,382
	395,150	683,700

The highest paid director received emoluments of £209,687 (2004: £312,689, which included an amount for compensation for loss of office of £115,382).

SealedMedia Limited

Notes to the financial statements for the years ended 31 December 2005 and 2004 (continued)

5              Interest payable and similar charges

	2005	2004
	£	£
On bank loans and overdrafts	43	317
On finance leases	4,626	—
	4,669	317

6              Tax on loss on ordinary activities

	2005	2004
	£	£
Current tax
Current tax on income for the year	873	2,081
Corporation tax research and development credit	(169,131)	(219,343)
Over provision in respect of prior periods	7,553	452
	(160,705)	(216,810)

On the basis of these financial statements no provision has been made for corporation tax. The amount shown as recoverable represents the research and development tax credit receivable in respect of qualifying research and development expenditure.

The tax assessed for the year is lower (2004: lower) than the standard rate of corporation tax in the UK. The differences are explained below:

	2005	2004
	£	£
Loss on ordinary activities before taxation	(1,622,151)	(4,768,453)
Loss on ordinary activities before tax multiplied by the standard rate in the UK 19% (2004: 19%)	(308,209)	(906,006)
Effects of:
Depreciation for the period in excess of capital allowances	(7,605)	(15,240)
R&D credits used in the current year	(43,932)	(24,015)

Tax losses not recorded and carried forward to future periods	224,390	866,092
Over provision in respect of prior periods	7,553	452
Short term timing differences	(64,611)	(179,220)
Rate change for R&D tax credits	31,712	41,127
Current tax credit for the year	(160,705)	(216,810)

SealedMedia Limited

Notes to the financial statements for the years ended 31 December 2005 and 2004 (continued)

6              Tax on loss on ordinary activities (continued)

Notes:

R&D tax credits are claimed at 16p per £1, and so a change in the tax rate is required.

£
R&D expenditure @ 19%	200,843
R&D expenditure @ 16%	(169,131)
Rate change adjustment	31,712

7              Tangible fixed assets

Group	Fixtures, fittings and equipment	Computer equipment	Total
	£	£	£
Cost
At 1 January 2005	152,928	588,777	741,705
Additions	3,560	17,482	21,042
Disposals	(22,840)	(256,327)	(279,167)
At 31 December 2005	133,648	349,932	483,580
Accumulated depreciation
At 1 January 2005	136,201	497,008	633,209
Charge for the year	8,324	68,046	76,370
Disposals	(22,840)	(256,327)	(279,167)
At 31 December 2005	121,685	308,727	430,412
Net book amount
At 31 December 2005	11,963	41,205	53,168
At 31 December 2004	16,727	91,769	108,496

Included in computer equipment are assets held under finance leases with net book amount of £21,619 (2004: £43,237) comprising cost of £43,237 (2004: £43,237) and accumulated depreciation of £21,618 (2004: nil).

SealedMedia Limited

Notes to the financial statements for the years ended 31 December 2005 and 2004 (continued)

7              Tangible fixed assets (continued)

Company	Fixtures, fittings and equipment	Computer equipment	Total
	£	£	£
Cost
At 1 January 2005	127,859	435,980	563,839
Additions	—	15,482	15,482
Disposals	(17,326)	(224,599)	(241,925)
At 31 December 2005	110,533	226,863	337,396
Accumulated depreciation
At 1 January 2005	124,515	352,668	477,183
Charge for the year	2,965	60,706	63,671
Disposals	(17,326)	(224,599)	(241,925)
At 31 December 2005	110,154	188,775	298,929
Net book amount
At 31 December 2005	379	38,088	38,467
At 31 December 2004	3,344	83,312	86,656

8              Fixed asset investments

Company	Shares in subsidiary undertakings
£
Cost
At 1 January 2005 and 31 December 2005	62,500
Provision for impairment
At 1 January 2005 and 31 December 2005	(62,500)
Net book value
At 31 December 2004 and 31 December 2005	—

Name of subsidiary undertaking	Holding	Principal business activity	Country of incorporation
SealedMedia Inc	100% common stock	Document security software sales	USA

SealedMedia Limited

Notes to the financial statements for the years ended 31 December 2005 and 2004 (continued)

9              Debtors

	Group		Company
	2005	2004	2005	2004
	£	£	£	£
Trade debtors	986,284	638,661	326,666	371,067
Amounts owed by group undertakings	—	—	87,038	1,418,032
Corporation tax	161,358	402,683	161,358	402,682
Other debtors	64,159	85,983	55,250	77,677
Prepayments and accrued income	112,467	97,415	79,436	68,885
	1,324,268	1,224,742	709,748	2,338,343

Amounts owed by group undertakings include an amount of £nil (2004: £1,343,752) which is due after more than one year.  All other amounts are interest free, unsecured, and repayable on demand.

10           Creditors – Amounts falling due within one year

	Group		Company
	2005	2004	2005	2004
	£	£	£	£
Trade creditors	401,953	247,326	88,879	90,981
Obligations under finance leases	13,840	19,233	13,840	10,221
Corporation tax	2,530	3,183	—	—
Taxation and social security	13,023	303,234	142,838	303,234
Other creditors	101,202	30,070	27,529	10,320
Accruals	305,205	187,463	187,956	415,257
Deferred income	411,621	490,732	264,649	409,595
	1,249,374	1,281,241	725,691	1,239,608

11           Creditors – Amounts falling due after more than one year

Group and company	2005	2004
	£	£
Obligations under finance leases	19,176	33,016
Deferred income	—	12,000
	19,176	45,016

Future minimum payments under finance leases are as follows:

	Group		Company
	2005	2004	2005	2004
	£	£	£	£
Within one year	13,840	19,233	13,840	10,221
In more than one year but not more than five years	19,176	33,016	19,176	33,016
	33,016	52,249	33,016	43,237

SealedMedia Limited

Notes to the financial statements for the years ended 31 December 2005 and 2004 (continued)

12           Deferred taxation

No deferred tax assets have been recognised in the financial statements as there is insufficient certainty surrounding the future reversal of timing differences.

At 31 December 2005, SealedMedia, Inc has approximately $14,885,000 (approximately £8,652,000) of federal net operating loss carryforwards available to reduce future income taxes which expire in 2020.

At 31 December 2005, SealedMedia Limited has £1,893,481 of losses available to reduce future corporation taxes.

13           Called-up share capital

Group and company	2005	2004
	£	£
Authorised
10,000,000 (2004: 10,000,000) ordinary shares of £0.0001 each	1,000	1,000
	1,000	1,000
Allotted, called up and fully paid
6,102,454 (2004: 6,102,454) allotted, called up and fully paid ordinary shares of £0.0001 each	610	610
	610	610

14           Reserves

Group	Share premium account	Other reserves	Profit & loss account
	£	£	£
At 1 January 2005	7,055,316	17,118,731	(24,071,219)
Capital contribution	—	2,897,371	—
Loss for the year	—	—	(1,622,151)
Currency translation differences on foreign currency net investments	—	—	(1,190,427)
At 31 December 2005	7,055,316	20,016,102	(26,883,797)

Company	Share premium account	Other reserves	Profit & loss account
	£	£	£
At 1 January 2005	7,055,316	17,118,731	(22,978,069)
Loss for the year	—	2,897,371	(4,064,669)
At 31 December 2005	7,055,316	20,016,102	(27,042,738)

Other reserves represent capital contributions made to the company by its parent undertaking.

SealedMedia Limited

Notes to the financial statements for the years ended 31 December 2005 and 2004 (continued)

15           Reconciliation of movement in shareholder’s funds

Group	2005	2004
	£	£
Loss for the period	(1,622,151)	(4,768,453)
Currency translation differences on foreign currency net investments	(1,190,427)	714,398
Capital contribution	2,897,371	4,006,715
Net (decrease)/increase in shareholder’s funds	84,793	(47,340)
Opening shareholder’s funds	103,438	150,778
Closing shareholder’s funds	188,231	103,438

Company	2005	2004
	£	£
Loss for the period	(4,064,669)	(2,834,451)
Capital contribution	2,897,371	4,006,715
Net (decrease)/increase in shareholder’s funds	(1,167,298)	1,172,264
Opening shareholder’s funds	1,196,588	24,324
Closing shareholder’s funds	29,290	1,196,588

16           Financial commitments

At 31 December 2005 the group and company had annual commitments under non-cancellable operating leases expiring as follows:

	2005		2004
Group Expiry date	Land and buildings	Other	Land and buildings	Other
	£	£	£	£
Within one year	—	—	49,500	—
In two to five years	185,179	—	46,604	1,065
	185,179	—	96,104	1,065

	2005		2004
Company Expiry date	Land and buildings	Other	Land and buildings	Other
	£	£	£	£
Within one year	—	—	49,500	—
In two to five years	110,500	—	—	—
	110,500	—	49,500	—

SealedMedia Limited

Notes to the financial statements for the years ended 31 December 2005 and 2004 (continued)

17           Controlling party

SealedMedia Ltd is the parent undertaking of the smallest and largest group of undertakings to consolidate these financial statements at 31 December 2005.  The consolidated financial statements of SealedMedia Ltd are available from SealedMedia Limited, Sorbon House, 24-26 Aylesbury End, Beaconsfield, Buckinghamshire, HP9 1LW

18           Subsequent events

Stellent, Inc. (“Stellent”) entered into a Share Purchase Agreement by and among Stellent, Stellent, B.V., a wholly owned subsidiary of Stellent, and SealedMedia, Ltd (“SealedMedia”) dated as of July 31, 2006 (the “Share Purchase Agreement”) for the acquisition of the entire issued share capital of SealedMedia Limited (“SealedMedia Sub”), a wholly owned subsidiary of SealedMedia.  Under the terms of the Share Purchase Agreement, Stellent acquired the entire issued share capital of SealedMedia Sub for initial consideration of $10 million.  If certain net revenue targets are achieved between July 31, 2006 and June 30, 2007, Stellent will pay up to $5 million in contingent consideration.

19           Summary of differences between accounting principles generally accepted in the United Kingdom and the United States of America

The financial statements are prepared in conformity with accounting principles generally accepted in the United Kingdom (“UK GAAP”), which differ in certain respects from accounting principles generally accepted in the United States of America (“US GAAP”).

The following is a summary of the significant adjustments to the net loss and equity shareholders’ (deficit) / funds when reconciling amounts recorded in the UK GAAP financial statements to the corresponding amounts in accordance with US GAAP.

	2005	2004
	£	£
Loss for the financial year in accordance with UK GAAP	(1,622,151)	(4,768,453)

Revenue recognition (a)	(31,619)	—

Net loss for the period in accordance with US GAAP	(1,653,770)	(4,768,453)

	2005	2004
	£	£
Shareholder’s funds in accordance with UK GAAP	188,231	103,438

Revenue recognition (a)	(31,619)	—

Shareholders’ equity in accordance with US GAAP	156,612	103,438

(a) Revenue recognition

Under UK GAAP, revenue from contractual arrangements are accounted for as separate transactions where the commercial substance is that the individual components operate independently of each other and the consideration can be allocated to each transaction reliably.

Under US GAAP, revenue is recognised for software income in accordance with SOP 97-2.  With regard to software arrangements involving multiple elements, the Company has allocated revenue to each element based on the relative fair value of each element. The Company’s determination of fair value of each element in multiple-element arrangements is based on vendor-specific objective evidence.  The Company noted that certain agreements with maintenance and discounts required adjustment under SOP 97-2.

Accordingly under US GAAP, revenue was reduced by £31,619 for the year ended 31 December 2005 and deferred revenue was increased by the same amount.  No adjustment was required in 2004.

PRESENTATIONAL DIFFERENCES

Profit and loss accounts

The Group presents its Consolidated Profit and Loss Account in accordance with UK GAAP and the Companies Act 1985.  This presentation differs in certain respects from that which is required under US GAAP.

The following summary Consolidated Statements of Operations present the Group’s results of operations prepared in accordance with UK GAAP in a format that is required under US GAAP.

SealedMedia Limited

Notes to the financial statements for the years ended 31 December 2005 and 2004 (continued)

	2005	2004
	£	£
Revenues	2,107,757	1,300,322
Cost of Revenues	(218,673)	(167,809)

Gross Profit	1,889,084	1,132,513

Operating Expenses:
Sales and marketing	(1,556,616)	(2,651,543)
General and administrative	(807,009)	(2,104,366)
Research and development	(1,306,699)	(1,364,808)
Total operating expenses	(3,670,324)	(6,120,717)

Income (loss) from Operations	(1,781,240)	(4,988,204)

Interest and other income	3,053	3,258
Interest payable and other charges	(4,669)	(317)

Net loss before income taxes	(1,782,856)	(4,985,263)

Income tax benefit	160,705	216,810

Net loss	(1,622,151)	(4,768,453)

SealedMedia Limited

Notes to the financial statements for the years ended 31 December 2005 and 2004 (continued)

Balance sheets

The Group presents it Consolidated Balance Sheets in accordance with UK GAAP requiring assets be presented in ascending order of liquidity, netting current assets and liabilities, and subtotaling to a Net liabilities or assets figure. This presentation differs in certain respects from the requirements under US GAAP, which assets are presented in descending order of liquidity and assets and liabilities are separately stated.

The following summary Consolidated Balance Sheets present the Group’s financial position prepared in accordance with UK GAAP in a format that is required under US GAAP.

	2005	2004
	£	£
ASSETS
Current assets:
Cash, restricted cash, cash equivalents, and short-term marketable securities	79,345	96,457
Accounts receivable, net of allowances for doubtful accounts of £73,402 and £Nil at December 31, 2005 and 2004.	986,284	638,661

Prepaid expenses and other current assets	176,626	183,398
Corporation tax	161,358	402,683

Total current assets	1,403,613	1,321,199

Property and equipment, net	53,168	108,496

	1,456,781	1,429,695

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	401,953	247,326
Deferred revenues, current portion	411,621	490,732
Accrued expenses and other	307,735	190,646
Other creditors	101,202	30,070
Taxation and social security	13,023	303,234
Current portions of obligations under capital leases	13,840	19,233

Total current liabilities	1,249,374	1,281,241

Deferred revenue, net of current portion	—	12,000
Obligations under capital leases, net of current portions	19,176	33,016

Total liabilities	1,268,550	1,326,257

Shareholder’s equity:
Common stock	610	610
Additional paid-in capital	27,071,418	24,174,047
Accumulated deficit	(26,999,124)	(25,376,881)
Other comprehensive income	115,327	1,305,662

Total shareholder’s equity	188,231	103,438

Total liabilities and shareholder’s equity	1,456,781	1,429,695

SealedMedia Limited

Notes to the financial statements for the years ended 31 December 2005 and 2004 (continued)

Statements of cash flows

There are certain differences from UK GAAP to US GAAP with regard to classification of items within the cash flow statement and with regard to the definition of cash and equivalents.

Under Financial Reporting Standard (FRS) No. 1 (Revised) Cash Flow Statements (FRS No.1) cash flows are prepared separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends paid, and management liquid resources and financing.  Under Statement of Financial Accounting Standard No. 95 Statement of Cash Flows (SFAS No. 95), cash flows are classified under operating activities (including taxation, returns on investments, and serving of finance), investing activities and financing activities.  Under FRS No. 1, cash comprises cash in hand, deposits repayable on demand, and cash at bank, net of bank overdrafts.  Cash and equivalents comprise of cash and short-term investments with original maturities of three months or less.

The Company has elected not to disclose the cash flows under FRS No. 1, but would be required to under SFAS No. 95.  The following summary the cash flows from operating, investing, and financing activities are presented in accordance with US GAAP, and include the adjustments that reconcile cash and equivalents under US GAAP to cash on demand reported under UK GAAP.

	2005	2004
	£	£

Cash Flows from Operating Activities
Net loss	(1,622,151)	(4,768,453)
Adjustments to reconcile net loss to net cash used in operating activities

Depreciation	76,370	124,795
(Increase) decrease from changes in:
Accounts receivable	(370,427)	(61,218)
Prepaid expenses and other current assets	247,799	(216,982)
Increase (decrease) from changes in:
Accounts payable	163,744	72,552
Accrued expenses and other current liabilities	(107,968)	(77,573)
Deferred revenue	(75,282)	222,265
Net cash used in operating activities	(1,687,855)	(4,704,614)

Cash Flows from Investing activities
Cash payments made for property and equipment	(31,585)	(63,385)
Proceeds from sale of property and equipment	—	648
	(31,585)	(62,737)

Cash Flows from Financing activities
Proceeds from capital contributions	2,897,371	4,006,716

Effect of rate changes on cash	(1,195,043)	734,835
	(17,112)	(25,800)

Cash and cash equivalents, beginning	96,457	122,257

Cash and cash equivalents, ending	79,345	96,457

Deferred income taxes

Under UK GAAP, deferred tax is provided in full on timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallize based on current tax rates and laws. Deferred tax assets are recognized to the extent it is regarded as more likely than not that they will be recovered.

Under US GAAP, deferred taxes are provided for all temporary differences on a full asset and liability basis. A valuation allowance is established in respect of those deferred tax assets where it is more likely than not that some portion will not be realized.

A summary of the Company’s net deferred tax assets position in accordance with US & UK GAAP is presented below:

SealedMedia Limited

Notes to the financial statements for the years ended 31 December 2005 and 2004 (continued)

	2005	2004
	£	£

Depreciation	28,934	26,036
Reserves and accruals	1,140,167	718,883
Net operating losses	4,932,184	4,720,720

Total	6,101,285	5,465,639

Valuation allowance	6,101,285	5,465,639

The Company had net operating loss carry-forwards in the UK of £1,893,481 and net operating loss carry-forwards in the US of £8,652,000 at December 31, 2005.  The net operating loss carry-forwards can be used to offset future taxable income.  Net operating losses in the UK do not expire and the net operating losses in the US begin to expire in 2020.